Exhibit 10.12

ADDENDUM TO SERVICES AGREEMENT

This Amendment to the Services Agreement (the "Addendum") is entered into as of August 31, 2014 (the "Effective Date"), by and between Biondvax Pharmaceuticals Ltd. (the "Company"), CFO Direct Ltd. (the "Contractor") and Mr. Uri Ben Or. The Company and Contractor shall be referred to individually as a "Party" and collectively as the "Parties".

WHEREAS, the Parties entered into a services agreement, dated June 20, 2007 (the "Agreement");

WHEREAS, the Parties wish to modify and restructure the manner in which the Services (defined below) pursuant to the Agreement are to be provided to the Company and that the Service Provider (defined below) provide a certain portion of such Services directly to the Company and be retained Company as an employee on a part time basis; and

WHEREAS, on August 31, 2014, the board of directors of the Company approved the modification and restructuring of the manner in which the Services are to be provided to the Company and the relationship with the Service Provider;

NOW, THEREFORE, based on the representations contained herein and in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

1.	Appointment; the Services

1.1.	Commencing as of the Effective Date, the Company retains contractor to provide financial services (the "Services"), as an independent contractor.

1.2.	The Services shall be performed on behalf of the contractor by Mr. Uri Ben Or (the "Service Provider") and/or other employees of the Contractor as shall be designated by the Service Provide, from time to time.

1.3.	The Contractor shall devote such time and effort to the performance of the Services as shall be requested by the Company from time to time.

1.4.	Contractor shall fulfill its obligations in good faith in the best interests of the Company. The Company shall provide Contractor with the necessary assistance, cooperation and feedbacks required by Contractor for the performance of the Services, including but not limited to, any clarifications, answers, approvals and documents. The Contractor shall be subject to and shall perform all and any directives relating to the Services issued by the Chief Executive Officer and of the Company or any other person(s) designated by the Company, and shall report to said persons.

2.	Consideration

2.1.	In consideration for the Services rendered by Contractor, the Company shall pay the Contractor a monthly service fee in the amount of NIS 2,500 (Two Thousand Five Hundred New Israeli Shekels) plus VAT (the "Service Fee"). Provided, however, that subject to and contingent upon an initial public offering of the Company’s securities in the U.S. (an "Initial Public Offering"), from the date of such Initial Public Offering the monthly Services Fee shall be raised to NIS15,000 (Fifteen Thousand New Israeli Shekels).

2.2.	In addition, the Contractor shall be entitled to receive a one-time bonus of up to and aggregate amount of NIS 280,000 (two hundred eighty thousand New Israeli Shekels), in accordance with the following milestones (the "Bonus"):

(a)	48,125, on September 1, 2014;

(b)	48,125, on October 1, 2014;

(c)	48,125, on November 1, 2014;

(d)	48,125, on December 1, 2014; and

(e)	87,500, subject to and contingent upon the Initial Public Offering.

2.3.	At the end of each calendar month during the term of this Addendum, the Contractor will provide the Company with an invoice with respect to the Services rendered by the Contractor during the previous calendar month. Payment of the Service Fee shall be made within 30 (Thirty) days following the end of each calendar month.

2.4.	In addition to the Services Fee, the Company shall reimburse Contractor for out-of-pocket business expenses, reasonably incurred by it in the provision of the Services and approved in writing and in advance by the Company (the "Expenses"). The Expenses shall be included in the invoice issued by the Contractor and the Company shall reimburse Contractor for the Expenses together with payment of the Services Fee.

2.5.	Other than the Service Fees, the Bonus and the approved Expenses above, the Contractor shall not be entitled to any other payment, remuneration or consideration of any type from the Company for the performance of the Services or under this Addendum.

2.6.	The Contractor shall be solely responsible for the payment of all taxes, levies, social benefits and any other payments required by applicable law to be made in connection with this Addendum (except for VAT in accordance with Section 2.1 above).

2.7.	The Company shall deduct withholding tax (if imposed on the Contractor) from the payments referred to above, as prescribed by applicable law, unless the Contractor provides the Company with evidence of an exemption from the payment of withholding tax.

2.8.	The Contractor hereby acknowledges that the Company is a public company whose securities are traded on the Tel-Aviv Stock Exchange Ltd. and may be traded in the future on other foreign Stock Exchanges. As a result, the Company may be required to file public reports in connection with this Addendum.

3.	Relationship of the Parties

The Contractor hereby warrants and represents towards the Company as follows:

3.1.	The Contractor and the Service Provider have the skills, expertise, experience, qualification, knowledge and ability required to provide the Services.

3.2.	The Contractor and the Service Provider shall provide the Services at a high professional standard, in good faith and avoid any situation of an actual or potential conflict of interest with the Company.

3.3.	The Contractor has all the requirements and provisions required by law in order to provide the Services, including but not limited to all the permits, licenses and approvals required by the law in order to perform its obligations accordance to this Addendum.

2

3.4.	The Contractor undertakes to perform and ensure that the Service Provider will perform all the obligations related to the Contractor as provided herein. The Contractor represents and warrants that all statements and obligations under this Addendum shall also apply to the Service Provider.

3.5.	The Contractor is an independent contractor, according to its request, and is expected to provide the Services to the Company as an independent contractor and shall not be considered an agent or employee of the Company. Nothing in this Addendum shall be interpreted or construed as creating or establishing an employer-employee relationship between the Company and the Contractor or between the Company and Service Provider under this Addendum. The Contractor acknowledges that the Contractor has read and fully understand the terms of this structure of the relationship between the Parties as an independent contractor and that the Contractor has consulted and received advice of counsel regarding same and has had sufficient opportunity to do so.

3.6.	For the avoidance of any doubt, the Service Provider is not entitled to any consideration whatsoever directly from the Company in respect to the Services or under this Addendum and the Contractor shall be solely responsible for any consideration due to Service Provider for his involvement in carrying out the Services, including but not limited to any salary, social benefits or severance pay.

3.7.	The Parties hereby deny and waive any demand, claim and/or allegation that an employment relationship of any kind has resulted from this Addendum or from the rendering of the Services as of the Effective Date or rendering services prior to the Effective Date as an officer of the Company. In addition, the Contractor and the Service Provider hereby declare that they waive any demand, claim and/or allegation in accordance with the Employment Agreement between the Services Provider and the Company dated August 31, 2014.

3.8.	It is agreed between the Parties that, if notwithstanding Section 3.5 above, in the event that a duly authorized legal body or other authorized forum, orders the Company to grant the Contractor the rights and privileges of an employee for the Services rendered in accordance with this Addendum, the Contractor will not be entitled to the Service Fee and the Bonus as provided in Sections 2.1 and 2.2 above, but rather to the Services Fee and Bonus less any amount that the Company will have to pay following the decision of said duly authorized legal body or other authorized forum as described at the beginning of this Section 3.8.

3.9.	In the event the Company is demanded and/or obligated, to pay the Contractor, any amount, or give the Contractor or any third party any right, deriving from the existence of employer-employee relationship between the Contractor and the Company, the Contractor shall indemnify the Company for any and all costs, liabilities and expenses it may have in connection with such demand and/or obligation, including the economic value of such right and including legal expenses.

3.10.	With respect to the circumstances as described in Sections 3.8 and 3.9 above, the Contractor shall indemnify the Company any amount or fee that has been received by it exceeding the Services Fee and Bonus to which it is entitled in accordance with Sections 2.1 and 2.2 above, with the linkage to the CPI and with interest rates under the Adjudication of Interest and Linkage Law, 5721-1961. Interest and linkage differentials are calculated according to the date on which any amount or fee has been received and until the date in which the amount or fee will be refunded to the Company.

3

3.11.	Without derogating from the foregoing, Contractor hereby explicitly agrees to reimburse the Company in respect of any cost or expense (including reasonable legal fees and expenses), imposed on and when incurred, by the Company against decision by any competent judicial authority, of the existence of an employment relationship between the Company, on the one hand, and the Contractor and/or Service Provider on the other hand.

3.12.	The Contractor shall be responsible for the payments of all taxes applicable to it as an independent contractor.

3.13.	The execution and delivery of this Addendum and the fulfillment of the terms hereof will not (i) result in any violation of any statute, regulation or judicial decree; (ii) constitute a default under or breach of any legal obligation and/or agreement and/or undertaking and/or other instrument to which Contractor is a party, including, any confidentiality or non competition agreement; and (iii) do not require the consent of any person or entity which has not been obtained prior to the execution hereto, including, that of any former or current employer.

4.	Confidentiality and Proprietary Rights

4.1.	The Contractor agrees to maintain in strict confidence and shall not disclose to any third party (including in or by way of any presentation) without the written consent of the Company, or use other than for the Services: (i) any information, materials and data of a proprietary or confidential nature, whether in oral, written, graphic, machine-readable form or in any other form, including, without limitation, technology, bio-technology, trade secrets, patents, patent applications, copyrights, ideas, improvements and inventions (whether or not patentable or registerable) and other works of authorship, formulas, computer programs, databases, developments, technical drawings, designs, algorithms, circuits, layouts, biological and other materials, schematics, forecasts, products (actual or planned), marketing, sales, strategies, prices, customers, distributors, suppliers, operators, names and expertise of employees and consultants, performance, costs, know-how, research, technique and process information, records and results, clinical protocols and patient information, any other proprietary and/or confidential business, financial, technical, pre-clinical, clinical and scientific information, and all record bearing media containing or disclosing such information and techniques, disclosed and/or made available by the Company to Contractor or otherwise acquired by the Contractor as a result of or in connection with this Addendum and/or the Parties' discussions (whether prior to the execution hereof or thereafter (ii) the Proprietary Data and IP (as defined in Section 4.4 below) and (iii) the terms of this Addendum (all of the foregoing, collectively, the "Confidential Information"). The Contractor shall safeguard the Confidential Information with the same degree of care that the Contractor maintains or protects his own confidential information, but in any event, no less than a reasonable degree of care.

4.2.	For the purposes of this Addendum, Confidential Information shall not include any information that the Contractor can document: (i) was lawfully in the Contractor 's possession prior to receipt from the Company; or (ii) is already in the public domain through no breach of this Addendum or any other obligation of confidentiality applicable to the Contractor; or (iii) is approved for release by Contractor by advance written authorization of the Company.

4.3.	The Contractor acknowledges and agrees that all Confidential Information is and shall remain the sole property of the Company and that no patent, copyright, trademark or other proprietary right or other right or license is granted by this Addendum.

4

4.4.	All inventions, data, information, work product, presentations designs, technology, reports or other results conceived of, created, written, designed, developed, reduced to practice, authored or made by or on behalf of the Contractor, alone or together with others (i) during and/or arising from the performance of the Services hereunder, and/or (ii) relating to the Confidential Information and all related, copyrights, know-how, trademarks, and other intellectual property (including applications therefor) (collectively, the "Proprietary Data and IP") shall be the sole and exclusive property of the Company and shall be deemed "works made for hire".

4.5.	The Contractor hereby acknowledges that he is aware of the fact that the Company is a Public Company (as defined in the Companies Law, 5759-1999), and that any unauthorized discloser of information regarding the Company may be considered, in these circumstances, a criminal offence and a civil cause of action.

4.6.	Upon the termination of this Addendum for any reason, or at the earlier request of the Company, the Contractor shall promptly return to the Company all Confidential Information and all copies or other manifestations of Confidential Information in the possession or control of the Contractor.

5.	Term and Termination

5.1.	The term of this Addendum shall commence as of the Effective Date and shall continue in full force and effect for a period of 5 (Five) years unless earlier terminated in accordance with Sections 5.2 or 5.3 below.

5.2.	Either Party may terminate this Addendum by providing the other Party with 60 (Sixty) days prior written notice.

5.3.	Notwithstanding anything to the contrary herein, the Company may terminate this Addendum at any time, effective immediately, without need for prior written notice, and without derogating from any other remedy to which the Company may be entitled, for Cause.

5.4.	For the purposes of this Addendum, the term "Cause" shall mean: (i) If the Contractor is convicted of a felony or is held liable by a court of competent jurisdiction for fraud against the Company; (ii) The Contractor’s embezzlement of the Company's funds; (iii) Any conduct which has a material adverse effect or is materially detrimental to the Company, including but not limited to a material breach of this Addendum, which shall include, for avoidance of doubt, a breach of Section 4 above; (iv) A claim by the Contractor or any one on his behalf or connected thereto, that the Contractor and/or the Service Provider is an employee of the Company.

5.5.	Upon termination of this Addendum for any reason other than for Cause, the Company shall promptly pay Contractor the Service Fees, and Bonus due and payable to Contractor for Services rendered and Expenses incurred by Contractor, during the term of this Addendum, against an invoice issued to the Company, all in accordance with Section 2 above.

5.6.	The provisions of Sections 3.7-3.11 (inclusive), 4, 5, 6, 7, 8, and 9.4 shall survive termination or expiration of this Addendum.

5

6.	Limitation of Liability.

Without derogating from Contractor 's right to receive the Services Fees, Bonus and reimbursement for the Expenses and save for any liability for breach of Sections 4 and 5 the indemnification obligations under Section 3, no Party hereunder shall be liable to the other Party for any consequential, incidental, indirect, punitive, exemplary or special damages of any nature whatsoever, arising from or related to this Addendum, or for any damages arising from or related to the loss of data, loss of profit, interruption of service or loss of business or anticipatory profits, even if a Party has been apprised of the likelihood of such damages occurring, regardless of the type of claim.

7.	Insurance and Indemnification

The Service Provider shall continue to be covered under the Company's current Directors and Officers insurance coverage, to cover Service Provider's liability as an officer of the Company.

8.	Notices

All notices and other communications required or permitted to be given or sent hereunder shall be given in writing and shall be deemed to have been sufficiently given or delivered for all purposes if mailed by registered mail, sent by fax, delivered by hand or sent by electronic mail to the respective addresses set forth herein until otherwise directed. All notices shall be deemed to have been received: (i) within five (5) business days following the date upon which it was deposit for registered mail; (ii) within one (1) business day after it was transmitted by fax or electronic mail; and confirmation of transmission has been obtained and (iii) at the time of actual receipt, if delivered by hand.

If to the Company: BiondVax Pharmaceuticals Ltd. Science Park, 14 Einstein Street PO Box 4143 Ness Ziona, 74140 Facsimile: 972-8-9302531 Email: babecoff@biondvax.com Attn.: Dr. Ron Babecoff , CEO	If to the Contractor and Service Provider: CFO Direct Ltd. 57 rothschild street Yatir Building, 2nd floor Kfar Saba 44201,Israel Facsimile:972-8-9302531 Email:benor@biondvax.com Attn.: Mr. Uri Ben Or

9.	Miscellaneous

9.1.	This Addendum, including all appendices attached thereto, is the entire agreement between the Parties with respect to the subject matter hereof and thereof, and supersedes all prior understandings, agreements and discussions between them, oral or written, with respect to the subject matter hereof and thereof.

9.2.	No provision of this Addendum may be amended or modified unless agreed to in writing and signed by both Parties. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against such waiver is sought. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Addendum to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6

9.3.	This Addendum shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules with respect to conflicts-of-law. Any dispute arising out of, or relating to this Addendum, its interpretation or performance hereunder shall be resolved exclusively by the competent court of the city of Tel Aviv-Jaffa, and each of the Parties hereby submits exclusively and irrevocably to the jurisdiction of such court.

9.4.	The provisions of this Addendum shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any part of this Addendum is determined to be invalid, illegal or unenforceable, such determined shall not affect the validity, legality or enforceability of any other part of this Addendum; and the remaining parts shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein, provided, however, that in such event this Addendum shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

[Signature Page Follows]

7

IN WITNESS WHEREOF, the Parties hereto have executed this Addendum to the services agreement as of the date first above-mentioned.

/s/ Uri Ben Or	/s/ Ron Babecoff
CFO Direct Ltd.	BiondVax Pharmaceuticals Ltd.

Name: Mr.Uri Ben Or , CEO	Name: Dr. Ron Babecoff , CEO

I, the undersigned, hereby undertake to act as the Service Provider as stipulated in the Addendum and to be bound by all the Contractor's obligations and undertakings, jointly and severally with the Contractor.

 /s/ Uri Ben Or

Mr.Uri Ben Or

8